Exhibit 23.3

Consent of Commerce & Finance Law Offices, PRC Counsel

May 24, 2011

IFM Investments Limited

26/A, East Wing, Hanwei Plaza

No.7 Guanghua Road, Chaoyang District

Beijing

People’s Republic of China

Dear Sir or Madam,

We hereby consent to the references to us by IFM Investments Limited (“the Company”) under the heading “Legal Matters” in this Registration Statement and under the heading “Risks Related to Doing Business in China” in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010 incorporated by reference in this Registration Statement.

Yours faithfully,
For and on behalf of

/s/ Commerce & Finance Law Offices
COMMERCE & FINANCE LAW OFFICES